Exhibit 10.2

July 28, 2017

Mrs. Joanne M. Finnorn

4411 Barchester Drive

Bloomfield Hills, MI 48302

Dear Joanne,

I am pleased to extend an offer of employment to you as Senior Vice President, General Counsel for Superior Industries, Inc. In this position you will be based out of our corporate headquarters in Southfield, Michigan and will report directly to me.

Compensation and Benefits

The starting base salary will be $315,000 per year, less applicable Federal and State taxes. This is a salaried position and you will be paid semi-monthly. You will also receive a car allowance of $800 per month pre-tax, payable at the first pay period of each month.

You will be eligible to participate in the following Superior Industries Inc. Incentive Compensation Programs:

•	Under our 2018 Annual Incentive Performance Program (AIPP), you will be eligible for a discretionary annual performance bonus with a target of 50% of your base salary. All earned bonuses are typically paid before March 15th of the following year and are based on the company’s performance as well as your individual performance. For 2017, you’ll receive a bonus of $133,425, which is equal to 100% of your target at your current company. The payment of this bonus will occur in March, 2018.

•	Additionally, as Senior Vice President, General Counsel, you qualify to receive an incentive award through participation in Superior’s 2017-2019 Long-Term Incentive program as administered by Superior’s Compensation and Benefits Committee of the Board (“Committee”). The 2017 target incentive award is valued at 70% of your base salary ($220,500).

Furthermore, in an effort to offset a portion of your loss on your unvested 2016 equity from your current employer, you will receive a $35,000 sign-on bonus within 30 days of your date of hire.

As an employee of Superior Industries International, Inc., you will be eligible to participate in our benefits and plans available to executives, including our medical, dental, vision, life and long-term disability insurance plans, with eligibility beginning on the first day of the calendar month following your date of hire. A 401(K) plan with a company match is also offered to assist you in your long-term financial planning. You will be eligible to participate in the plan the first of the month after two months of employment.

Vacation

You are eligible for four weeks of paid vacation per year.

Start date

Your start date of employment will be September 1, 2017. Prior to such date you will be expected to maintain this offer and your acceptance confidential.

Contingencies

This offer is contingent upon the successful completion of the pre-employment urinalysis and alcohol screening; satisfactory results being obtained from the verifications of work history and criminal background and credit checks.

The Immigration Reform and Control Act of 1986 requires Superior to verify the identity of every new employee and their legal right to work in the United States. Your continued employment is conditional upon your ability to provide the necessary proof as indicated on the backside of the Employment Eligibility Verification Form (Form I-9).

Employment

Employment with the Company is at-will and is not for any fixed period of time. Employees may terminate their employment at any time for any reason. Similarly, the Company may terminate any individual’s employment at any time for any reason. Your employment will be conditional upon your signing an agreement to your at-will employment status.

If you find the terms of our offer acceptable, please acknowledge by signing and returning one copy of this letter to me. This letter represents all terms associated with this offer of employment.

Joanne, I want you to know that the directors and employees you have met at Superior are very excited about you joining Superior Industries and look forward to working with you.

Sincerely,

/s/ Don Stebbins
Don Stebbins
President and Chief Executive Officer

I hereby accept this offer of employment:

/s/ Joanne M. Finnorn	7/28/17
Joanne M. Finnorn	Date